Exhibit 99.1

Silverstar Holdings Reports First Quarter 2008 Results

Q1 Revenues Total $3.9 Million vs. $279,000 Year-Ago Quarter

BOCA RATON, FL – November 14, 2007 – Silverstar Holdings, Ltd. (NASDAQ: SSTR), an international publisher and developer of interactive entertainment software, reported record financial results for its first quarter 2008 ended September 30, 2007.

Financial Results

First Quarter Fiscal 2008 as compared to the same period a year ago:

•

Revenues for the quarter totaled $3.9 million, a 1291% increase from $279,000 a year ago. The increase over the year-ago quarter is primarily due to the acquisition of Empire Interactive, which occurred in December 2006.

•	Net loss totaled $4.4 million or ($0.35) per share, compared to a loss of $941,000 or ($0.10) per share a year-ago.

•

Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, and stock-based compensation), a non-GAAP measure, totaled a loss of $1.2 million or ($0.09) per share, as compared to a loss of $0.5 million or ($0.05) per share a year ago. The company recorded depreciation and amortization charges of approximately $2.7 million in the first quarter, compared to $50,000 in the same period last year. A reconciliation of adjusted EBITDA to operating income is included at the end of this release.

“For a first fiscal quarter, this was a new record for revenue for our company,” said Clive Kabatznik, CEO of Silverstar Holdings Ltd. “As expected and previously discussed, Q1 will by far represent the low water mark as compared to our plans and projections for the balance of the year, particularly in terms of the release of our high-profile titles. We remain on target for our 2008 revenue and earnings forecast.”

Operational Highlights

•

Released six SKUs during the first quarter: Project Fashion (PC); Full Metal Alchemist (DS); Enemy Engaged 2 (PC); GODS: Lands of Infinity (PC); 1914 Shells of Fury (PC); and Ducati World Championship (PC).

•	Empire introduced Animal Paradise, a fun and engaging virtual pet SIM for the Nintendo DS.
•

Empire Interactive granted five-year, exclusive worldwide licensing rights to XENDEX Holding GmbH, a global mobile entertainment company, to develop, publish and distribute a selection of Empire's leading titles on the mobile platform.

•

Strengthened executive management team with the addition of Lawrence R. Litowitz as the company’s new chief financial officer, Karim Farghaly as new head of North American sales, and Vipul Patel as new head of European Sales.

Continued Kabatznik, “During the quarter, we continued to leverage our large back catalog and transition our most popular offerings to next-gen game platforms, like Xbox 360, Nintendo DS and Wii. We also executed on our forecasted annual release schedule, releasing six smaller SKUs in the first quarter, and continued to build on Empire’s international presence and unique European distribution network. The release schedule for this fiscal year continues to look strong, with at least 16 SKUs planned for release in fiscal Q2 and another 26 in the pipeline for release in the second half of the fiscal year.”

Based on this schedule, the company continues to anticipate revenues will exceed $40 million for the full fiscal year ending June 30, 2008, with adjusted EBITDA in the range of 17.5% to 25.0% or $7 million to $10 million. Due to a structured release schedule designed to enhance sales and profitability, the company continues to anticipate that 110% of its adjusted EBITDA will occur in the final three quarters of the fiscal year.

The 16 SKUs planned for release in the second quarter include, Jackass (PS2, PSP), Animal Paradise (DS), Speedball II: Brutal Deluxe (Xbox 360) and International Cricket Captain (PS2, PSP).

Conference Call

Silverstar will host a conference call today at 4:30 p.m. Eastern Time. A brief presentation by management will be followed by a question and answer period. To participate in the call, dial the appropriate number 5-10 minutes prior to the start time, request the Silverstar Holdings conference call and provide the conference ID.

Domestic callers: 1-888-200-2794
International callers: 1-973-935-8766
Conference ID#: 9358330
Internet Simulcast: http://viavid.net/dce.aspx?sid=000046C9

The call will be available for replay starting at 7:30 p.m. Eastern Time until December 13, 2007:

Toll-Free Replay number: 1-877-519-4471
International Replay number: 1-973-341-3080

Replay PIN #: 9358330

If you have any difficulty connecting with the conference call or webcast, please contact the Liolios Group at 949-574-3860.

About Silverstar Holdings

Silverstar Holdings Ltd. is an international publisher and developer of interactive entertainment software. It currently owns Empire Interactive, PLC and Strategy First, Inc. Empire Interactive (www.empireinteractive.com) is a leading developer and publisher of interactive entertainment software games, including Starsky & Hutch, Big Mutha Truckers, Ford Racing and FlatOut. Empire's products are delivered on both console and PC platforms. Strategy First (www.strategyfirst.com) is a developer and worldwide publisher of entertainment software for the PC. For more information about Silverstar Holdings visit http://www.silverstarholdings.com.

The statements which are not historical facts contained in this press release are forward-looking statements that involve certain risks and uncertainties, including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, regulatory approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties detailed in the company's filings with the Securities and Exchange Commission.

Contact:

Silverstar Holdings Ltd.
Clive Kabatznik, President and CEO

Tel 561-479-0040

clive@silverstarholdings.com

Investor Relations:

Liolios Group, Inc.
Matt Glover or Ron Both
Tel 949-574-3860

info@liolios.com

Reconciliation of Operating Income to Adjusted EBITDA

In addition to other measures, management evaluates operating results based upon an adjusted “EBITDA," which is defined as operating income before depreciation and amortization, interest expense, income taxes, and stock based compensation, each of which is presented on the company's Consolidated Statements of Operations. The company's presentation of adjusted EBITDA, a non-GAAP measure, may not be comparable to similarly titled measures used by other companies. Any of these items could be significant to the company’s financial results. The following table reconciles adjusted EBITDA to operating income for the periods indicated.

	Quarters ended Sept 30
Adjusted EBITDA Reconciliation	2007	2006
Operating Income (Loss)	($4,037)	($573)
Depreciation	44	8
Amortization of Intangibles	2,112	42
Amortization of Software Development Costs	590	0
Stock Based Compensation	102	23
Operating EBITDA	($1,190)	($500)
Operating EBITDA per Share	($0.09)	($0.05)
Weighted Avg. # of Shares Outstanding	12,783	9,149

SILVERSTAR HOLDINGS, LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	September 30,	June 30,
	2007	2007
Current assets:	(Unaudited)
Cash and cash equivalents (Includes restricted cash of $676,023 and $590,990)	$7,408,833	$3,693,149
Cash restricted for foreign tax estimated liability	779,368	1,064,040
Accounts receivable, net	1,934,499	6,908,846
Inventories, net	911,964	900,128
Current portion of long term notes receivable	326,135	256,982
Prepaid expenses and other current assets	396,815	669,730
Assets available for sale	513,727	505,650
Total current assets	$12,271,341	$13,998,525

Property, plant and equipment, net	481,933	488,031
Software development costs, net	5,829,673	5,183,033
Investments in non-marketable securities	1,131,066	1,143,566
Long term notes receivable	116,464	214,222
Goodwill, net	949,559	890,038
Intangible assets, net	19,116,755	20,611,189
Deferred tax asset	638,882	625,217
Deferred charges and other assets	335,111	631,843
Total assets	$40,870,784	$43,785,664

Liabilities and stockholders' equity:
Current liabilities:
Lines of credit	2,005,674	2,875,472
Notes payable- acquisition	3,060,656	5,475,179
Earn out notes payable - acquisition	3,931,521	3,847,426
Accounts payable	4,955,163	6,959,835
Accrued royalty expense	2,790,010	2,937,887
Accrued payroll tax expense	1,038,609	1,585,196
Accrued expenses	1,698,504	1,770,656
Deposits on July 2007 private placement	-	630,403
Estimated liability for foreign tax	321,615	616,458
Total current liabilities	$19,801,752	$26,698,512

Convertible secured debenture	2,067,973	4,790,779
Other long-term liabilities	424,989	412,363
Total liabilities	$22,294,714	$31,901,654

Liabilities and stockholders' equity
Preferred stock, $0.01 par value; 5,000,000 shares authorized; no shares issued and outstanding
Common stock, Class A, $0.01 par value, 50,000,000 shares authorized; 17,589,619
(1,496,700 shares in treasury) and 9,621,891 shares issued and outstanding,
respectively	175,895	96,218
Common stock, Class B, $0.01 par value; 2,000,000 shares authorized; 835,260 shares
issued and outstanding	8,353	8,353
Common stock, FSAH Class B $0.001 par value; 10,000,000 shares authorized; 2,671,087
shares issued and outstanding	600	600
Additional paid-in capital	78,692,017	67,843,919
Accumulated deficit	(61,243,485)	(56,796,978
Other comprehensive income	942,690	731,898
Total stockholders' equity	$18,576,070	$11,884,010
Total liabilities and stockholders' equity	$40,870,784	$43,785,664

SILVERSTAR HOLDINGS, LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATION (UNAUDITED)

	Three Months Ended September 30,
	2007	2006

Net Revenues	$3,878,677	$278,745
Operating Expenses:
Cost of sales	1,598,802	119,569
Development costs and royalties	613,504	68,041
Selling, general and administrative	2,958,380	613,955
Amortization of software development costs	590,106	-
Amortization of acquired intangibles	2,111,666	42,361
Depreciation	43,654	7,730
Total operating expenses	7,916,112	851,656
Operating loss	(4,037,435)	(572,911)
Other income (expense)	(12,495)	11
Foreign currency gain (loss)	133,798	(262,073)
Amortization of convertible debt discounts and issuance costs	(431,169)	(159,107)
Interest expense	(168,457)	(102,826)
Interest income	69,249	155,468
Net loss	($4,446,509)	($941,438)

Loss per share:
Basic and diluted	($.35)	($.10)

Weighted average common stock outstanding:
Basic and diluted	12,783,366	9,149,034